Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact:

Clint Halverson
Extra Space Storage
801-365-4600
info@extraspace.com

Extra Space Storage Inc. Announces Pricing of Private Offering of $250 Million

of 2.375% Exchangeable Senior Notes Due 2033

SALT LAKE CITY, June 18, 2013 - Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today that its operating partnership subsidiary, Extra Space Storage LP (the “Operating Partnership”), priced a private placement of $250.0 million aggregate principal amount of its 2.375% Exchangeable Senior Notes due 2033 (the “Notes”).  Up to an additional $37.5 million aggregate principal amount of Notes may be issued upon exercise by the initial purchasers, within thirty (30) days of the date of pricing of the Notes, of their over-allotment option to purchase additional Notes.

The Notes will be senior unsecured obligations of the Operating Partnership and will be fully and unconditionally guaranteed by the Company.  The Operating Partnership intends to use the net proceeds from the private offering to fund a previously announced property acquisition, to repay the outstanding indebtedness under the Company’s secured lines of credit and for other general corporate and working capital purposes.

During certain periods and subject to certain conditions, the Notes will be exchangeable at the option of the holder into cash and, at the Operating Partnership’s option, shares of common stock of the Company at an initial exchange rate of 17.9559 shares per $1,000 principal amount of Notes. The initial exchange price of approximately $55.69 represents an approximate 30% premium over the last reported sale price per share of the Company’s common stock on June 17, 2013, which was $42.84 per share.  The initial exchange rate is subject to adjustment in certain circumstances.  The Notes will mature on July 1, 2033, unless earlier exchanged, redeemed or repurchased.

Prior to July 5, 2018, the Operating Partnership may not redeem the Notes except to preserve the Company’s status as a real estate investment trust.  On or after July 5, 2018, subject to certain conditions, the Operating Partnership may redeem all or a portion of the Notes for cash equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued to, but excluding, the redemption date.

The holders of the Notes may require the Operating Partnership to repurchase all or a portion of the Notes on July 1, 2018, July 1, 2023 and July 1, 2028 for cash equal to 100% of the principal amount of the Notes to be repurchased plus unpaid interest, if any, accrued to, but excluding, the repurchase date.

The Notes will be offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes and the Company’s common stock issuable upon exchange of the Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to file a registration statement regarding resales of the shares of common stock of the Company issuable upon exchange of the Notes with the Securities and Exchange Commission within 180 days of the closing of this private placement. This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements related to the timing, size and completion of the offering of the Notes by the Operating Partnership, the use of net proceeds therefrom, and the terms, timing and completion of the acquisition described above. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “would,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements. All forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements apply only as of the date of this release. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.